Exhibit 99.1

News Release

Contacts:	Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel and UAW Reach Tentative Contract Agreement For Coshocton Works

MIDDLETOWN, OH, February 16, 2007 — AK Steel (NYSE: AKS) and the United Auto Workers (UAW) have reached a tentative agreement on a new labor contract covering about 380 hourly production and maintenance employees of Local 3462 at the company’s Coshocton (OH) Works.

The tentative agreement is subject to ratification by Local 3462 members in a vote expected to take place on February 23. The existing contract is set to expire April 1. If ratified, the new contract would be in effect until March 31, 2010.

“We are pleased that we have reached a tentative agreement that serves the interests of the company and Local 3462 members in our increasingly competitive industry,” said James L. Wainscott, chairman, president and CEO of AK Steel.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets. The Coshocton Works processes flat-rolled specialty stainless products for a wide variety of end uses, including automotive, appliance, food processing, cutlery and other markets.

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